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                                                                   EXHIBIT 10.21

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


This amended and restated agreement made as of the 2nd day of January, 2002



BETWEEN:

                         ALDERWOODS GROUP SERVICES INC.

                                                                 (the "Company")

                                      -And-

                                  JOHN S. LACEY

                                                                (the "Chairman")

WHEREAS:

     On June 1, 1999, Alderwoods Group, Inc., a Delaware corporation (formerly known as Loewen Group International, Inc.) ("AGI"), its parent corporation, The Loewen Group, Inc., a British Columbia corporation ("TLGI"), and certain of their subsidiaries commenced reorganization cases by filing a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code;

     On June 1, 1999, a predecessor of the Company and certain of its affiliates filed for protection under the Companies' Creditors Arrangement Act in Canada;

     On December 5, 2001, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., its Parent Corporation and Certain of Their Debtor Subsidiaries, as modified (the "Plan of Reorganization") and on December 7, 2001, the Ontario Superior Court of Justice entered an order confirming and giving recognition to such U.S. order in Canada;

     The Company is a wholly-owned subsidiary of AGI and AGI is the holding entity for a corporate group engaged in the operation of funeral homes, insurance and cemeteries in Canada, the United States and England;

     TLGI and the Chairman previously entered into (1) a short-term agreement (on October 21, 1999) providing for the services of the Chairman; and (2) an Employment Agreement (on November 1, 2000) (the "Prior Agreements"); and

     The Company and the Chairman wish to enter into a new agreement which will supersede the Prior Agreements and will provide the Chairman with an incentive to act as Chairman of the Company following emergence from bankruptcy protection.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

DEFINITIONS


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1.   "Change in Control" means any one of the following events that occurs during the term of this Agreement other than pursuant to a plan of reorganization submitted by AGI and confirmed by the U.S. Bankruptcy Court:

     a) the acquisition by any individual, entity or group (a "Person") of beneficial ownership of 30% or more of the combined voting power of the then outstanding Voting Stock (as defined below) of AGI; PROVIDED, HOWEVER, that the following acquisitions will not constitute a Change in Control: (1) any issuance of Voting Stock of AGI directly from AGI that is approved by the Incumbent Board (as defined below), (2) any acquisition by AGI of Voting Stock of AGI, (3) any acquisition of Voting Stock of AGI by any employee benefit plan (or related trust) sponsored or maintained by AGI or any subsidiary of AGI, or (4) any acquisition of Voting Stock of AGI by any Person pursuant to a Business Combination (as defined below) that would not constitute a Change in Control;

     b) the consummation of a reorganization, amalgamation, merger or consolidation, a sale or other disposition of all or substantially all of the assets of AGI, or any other transaction (each, a "Business Combination") in which all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of AGI immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination less than 40% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination;

     c) individuals who, as of the effective date of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court, constitute the Board of Directors of AGI (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual becoming a Director subsequent to such effective date whose election, or nomination for election by AGI's stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of AGI in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     d) the approval by the stockholders of AGI of a complete liquidation or dissolution of AGI, except pursuant to a Business Combination that would not constitute a Change in Control.

2. "JUST CAUSE" means willful misconduct or willful neglect of duty by the Chairman, including, but not limited to, intentional wrongful disclosure of confidential or proprietary information of the Company or AGI or any of its subsidiaries; intentional wrongful engagement in any competitive activity prohibited by paragraph 22; and the intentional material breach of any provision of this Agreement.

3. "STATED GOOD REASON" means the occurrence, other than pursuant to a plan of reorganization confirmed by the U.S. Bankruptcy Court, of one or more of the following events (regardless of whether any other reason, other than Just Cause, exists for the termination of Chairman's employment):

     a) the geographic relocation by more than 25 miles of the Chairman's principal work location, excluding, however, the relocation of the Company's principal executive offices in connection with a plan of reorganization confirmed by the U.S. Bankruptcy Court;

     b) any material reduction in the Chairman's job duties or responsibilities;

     c) any material reduction in the Chairman's level of compensation or benefits;

     d)   any adverse change to the Chairman's title or function;


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     e)   any change in the organizational reporting relationship between the
          Chairman and the Board of Directors;

     f)   harassment; or

     g) any circumstance in which the Chairman was induced by the actions of the Company or AGI to terminate his employment other than on a purely voluntary basis.

4. "SERVICES" has the meaning set forth in the Management Services Agreements, dated as of January 2, 2002, by and between the Company and AGI and the Company and certain subsidiaries of AGI.

5. "TERMINATION WITHOUT JUST CAUSE" includes, but is not limited to, any unilateral change in the material terms and conditions of the Chairman's employment.

6. "VOTING STOCK" means securities entitled to vote generally in the election of directors.

ENTIRE AGREEMENT

7.

     a) The Chairman and the Company agree that this Agreement represents the entire employment agreement between the parties and that any and all prior agreements, written or verbal, express or implied, between the parties relating to or in any way connected with the employment of the Chairman by the Company or any related, associated, affiliated, predecessor or parent corporations are declared null and void and are superseded by the terms of this Agreement. There are no representations, warranties, forms, conditions, undertakings, or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both the Company and the Chairman.

     b) The Chairman acknowledges and agrees that, as of the Employment Date (as defined below), the Key Employee Retention Program will terminate and be of no further force or effect with respect to the Chairman.

EMPLOYMENT

8. The Company and the Chairman agree that the Chairman shall commence employment with the Company on the effective date of the Company's Plan of Reorganization (the "Employment Date"), such employment to be for a fixed term ending August 1, 2004. As used in this Agreement, the phrase "term of this Agreement" means the period beginning on the Employment Date and ending on the earlier of August 1, 2004, or the effective date of the termination of Chairman's employment.

9. The Chairman agrees that he will at all times faithfully, industriously, and to the best of his skill, ability, and talents, perform all of the duties required of his position in a manner which is in the best interests of the Company and in accordance with the Company's objectives. The Chairman acknowledges and agrees that the duties required of his position include, without limitation, the provision of Services on behalf of, and for the account of, the Company.

COMPENSATION

10.

     a) Commencing from the Employment Date, the Chairman will receive a base salary of $500,000 U.S. per annum which amount of such shall be subject to review and improvement on a periodic basis in accordance with Company practice, but in no event shall such amount be reduced. The



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          Chairman's base salary is payable in accordance with the Company's customary payroll practices and is subject to deductions required by applicable law.

     b) The Company shall reimburse the Chairman for all reasonable expenses incurred by the Chairman during the term of this Agreement in the course of the Chairman performing his duties under this Agreement. These reimbursements shall be consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other reimbursable business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses.

SHORT TERM INCENTIVE PLAN - ANNUAL BONUS

11. The Chairman will be entitled to participate in a short term incentive plan as adopted by the Company from time to time, subject to a maximum of 100% of the Chairman's annual base salary, less deductions required by applicable law. The bonus payable under such plan will be paid in full within 90 days after the end of each year. With the exception of the bonus that becomes payable under paragraphs 15, 16 or 17, the Chairman's entitlement to a bonus under the short term incentive plan will be based on the financial performance of AGI as determined under the terms of such incentive plan.

12. The short term incentive plan bonus is subject to the following conditions and exceptions:

     a) In order to qualify for and receive the annual bonus, the Chairman must be employed by the Company or its successor at the time the bonus is paid unless the Chairman is terminated without Just Cause or the Chairman resigns in compliance with paragraphs 16 or 17. If the Chairman's employment is terminated without Just Cause or the Chairman resigns in compliance with paragraphs 16 or 17 after the end of the year but before the bonus amount is paid, the Chairman shall receive the bonus for that completed year calculated in accordance with terms of the short term incentive plan. The payment shall be made by the Company within seven days of the termination or resignation and will be subject to deductions required by applicable law. If the bonus amount has not been determined within seven days of the termination or resignation it will be paid in full within 90 days of the subject year end.

     b) If, before the end of a year, the Chairman's employment is terminated by the Company or its successor without Just Cause or the Chairman resigns in compliance with paragraphs 16 or 17, the bonus which the Chairman will be entitled to receive under paragraphs 15, 16 or 17 for that year will be equal to the bonus that would have been paid for the full year based upon a bonus level equal to 100% of the Chairman's base salary without regard to the financial performance of AGI, but will be prorated on the basis of the number of days in the year up to and including the date of termination.

STOCK OPTION PLAN

13. The Chairman is eligible for participation in AGI's equity incentive plan or plans. Following the Employment Date, the Chairman will be entitled to receive an initial grant of stock options under AGI's equity incentive plan exercisable to purchase 495,000 shares of common stock. The options granted pursuant to the immediately preceding sentence will become exercisable in cumulative installments to the extent of (1) 25% of the shares on the date the options are granted; (2) 25% of the shares on November 1, 2002; and (3) 50% of the shares on November 1, 2003; provided that the Chairman will not be entitled to exercise any options until the offering and sale of the shares have been registered under the U.S. Securities Act of 1933. Further grants of stock options shall be as determined by the Board of Directors of AGI.

BENEFITS

14. The Chairman will be eligible to participate in the following benefit plans:



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     a)   GROUP BENEFITS

          The Chairman will participate in the Company's Group Benefit Plan and any other group perquisites all as in effect from time to time.

     b)   VEHICLE ALLOWANCE

          The Chairman will be entitled to a vehicle allowance of $1,000.00 U.S. per month plus auto insurance and operating expense coverage for the term of this Agreement.

     c)   FINANCIAL PLANNING

          The Chairman will be entitled to the amount of $10,000.00. U.S. per year for the purposes of obtaining financial and retirement planning services, expenses and advice for the term of this Agreement, as directed by the Chairman.

     d)   CLUB MEMBERSHIP

          The Chairman will be entitled to the amount of $2,500.00 U.S. per year for club memberships as directed by the Chairman.

TERMINATION OF EMPLOYMENT

15. The parties agree that the Chairman's employment under this Agreement may be terminated as follows:

     a) by the Company, in writing, without notice of termination or pay in lieu thereof, for Just Cause;

     b) by the Company, in writing, not following a Change in Control as set forth in paragraph 16 below, at its sole discretion and for any reason other than Just Cause upon payment to the Chairman in a lump sum, within seven days of such termination, of an amount equal to:

          i)   24 months' base salary;

          ii) the replacement value of all Chairman's benefit coverage, including the full vesting of all stock options granted to the Chairman, exercised or not, and all monies due from the Registered Retirement Savings Plan, following the date of the Chairman's termination (such benefit coverage being calculated over 24 months following resignation or termination);

          iii) the amount of any unpaid bonus earned by the Chairman up to and including the date of termination calculated in accordance with paragraph 12. Such bonus shall be payable regardless of the financial performance of the Company; and

          iv) the amount of any unpaid salary or vacation earned by the Chairman up to and including the date of termination.

               Payments identified in sub-paragraphs (i) - (iv) will be subject to deductions required by applicable law;

     c) by the Company for any reason other than Just Cause or by the Chairman for Stated Good Reason or pursuant to a voluntary resignation as set forth in paragraph 17 below following a Change in Control, both in compliance with paragraph 16 or paragraph 17, as the case may be; or

     d) by the Chairman, for any reason, upon thirty (30) days advance written notice to the Company in which case the Company will have no further obligation to the Chairman under this Agreement or



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          otherwise except to pay the Chairman the unpaid portion, if any, of the Chairman's base salary payable for the period through the date of termination of the Chairman's employment.

CHANGE IN CONTROL

16. If a Change in Control occurs and, within two years of the effective date of the Change in Control, the Company, in writing, terminates the Chairman without Just Cause or the Chairman submits a written resignation for Stated Good Reason to the Board of Directors of the Company, the Company shall, within seven days of the date of resignation or termination, pay to the Chairman in a lump sum the following payments:

          i)   24 months' base salary;

          ii) the replacement value of all Chairman's benefit coverage, including the full vesting of all stock options granted to the Chairman, exercised or not, and all monies due from the Registered Retirement Savings Plan, following the date of the Chairman's termination termination (such benefit coverage being calculated over 24 months following resignation or termination);

          iii) the amount of any unpaid bonus earned by the Chairman up to and including the date of termination calculated in accordance with paragraph 12. Such bonus will be payable regardless of the financial performance of the Company; and

          iv) the amount of any unpaid salary or vacation earned by the Chairman up to and including the date of resignation or termination.

          Payments identified in sub-paragraphs (i) - (iv) will be subject to deductions required by applicable law.

VOLUNTARY RESIGNATION DUE TO CHANGE IN CONTROL

17. In the event that an agreement is reached which would result in a Change of Control, but the Change of Control has not yet occurred, the Chairman can, for any reason, submit his resignation in writing to the Company prior to the effective date of the Change in Control. Any such resignation will be effective as of the date of the Change in Control, and the Chairman shall continue to work for the Company up until that date. Further, if the Chairman resigns in these circumstances and continues to work for the Company until the effective date of the Change in Control, then on the effective date of the Change in Control the Company shall pay to the Chairman a lump sum amount equal to the payments prescribed under paragraph 16(i) -(iv). In the event that the Change in Control does not occur, the Chairman shall not be entitled to the payments prescribed under paragraph 16(i) - (iv), and the resignation shall be deemed to not have been tendered.

18. Immediately prior to the effective date of a Change in Control, the Company shall allow the Chairman to exercise all stock options or share appreciation rights, whether vested or not, granted to the Chairman including shares with respect to which such options would not otherwise be exercisable. The Chairman shall be entitled to receive all dividends declared and paid by the Company upon a Change of Control on the shares received by the Chairman following the exercise of the Chairman's stock options or share appreciation rights.

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

19. In the event that it is determined (as hereinafter provided) that any payment (other than the Gross-Up Payments provided for in this paragraph 19 and Annex A) or distribution by the Company, AGI or any of its affiliates to or for the benefit of the Chairman, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement,



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     policy, plan, program or arrangement, including, without limitation, the lapse or termination of any restriction on the vesting or exercisability of any benefit under any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control," within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by U.S. state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Chairman will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by the Chairman of all U.S. taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Chairman retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Chairman will be considered to pay any applicable U.S. federal, state and local income taxes at the highest rate applicable to the Chairman in effect in the year in which the Gross-Up Payment will be made, net of the maximum reduction in U.S. federal income tax that could be obtained from deduction of such state and local taxes.

20. The obligations set forth in paragraph 19 will be subject to the procedural provisions described in Annex A.

CONFIDENTIAL INFORMATION; COMPETITIVE ACTIVITY

21.

     a) The Chairman agrees that he will not, without the prior written consent of the Company, during the term of this Agreement or at any time thereafter, disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" includes all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Chairman's breach of this paragraph 21) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this paragraph 21 will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Chairman, generally known to the public or (iii) if the Chairman is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

     b) The Chairman agrees that, upon termination of this Agreement for any reason, the Chairman will return to the Company, in good condition, all property of the Company in his possession or under his control.

22. In addition, during the term of this Agreement and for a period of 12 months thereafter, the Chairman will not, without the prior written consent of the Company, which consent will not be unreasonably withheld:

     a) Engage in any Competitive Activity. For purposes of this Agreement, "Competitive Activity" means the Chairman's participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii)



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          participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

     b) On behalf of the Chairman or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or any of its subsidiaries to give up, or to not commence, employment or a business relationship with the Company or any of its subsidiaries.

23.

     a) The Chairman and the Company agree that the covenants contained in paragraphs 21 and 22 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Chairman acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this paragraph 23 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Chairman acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     b) During the term of this Agreement, the Chairman will not serve as Chairman or employee of, nor consultant to, any other company or business without the prior express approval of a majority of the independent Directors of the Company. The provisions of this paragraph 23(b) are in addition to, and in no way derogate from, any and all other provisions of this Agreement.

24. For purposes of paragraphs 21, 22 and 23, the term "Company" will also include AGI and any subsidiary of AGI.

GENERAL

25. The parties confirm that the provisions of this Agreement are fair and reasonable and that the total compensation and benefits payable under paragraphs 15, 16 or 17 are reasonable estimates of the damages which would be suffered by the Chairman. Any amount paid under paragraphs 15, 16 or 17 shall be in full satisfaction of all claims whatsoever relating to the Chairman's employment or for the termination of the Chairman's employment, including claims for salary, bonus, benefits, vacation pay, termination pay and/or severance pay pursuant to the Ontario Employment Standards Act, as amended, including sections 57 and 58 thereof.

26. Any payment made to the Chairman under paragraphs 15, 16 or 17 of this Agreement shall be paid to the Chairman by the Company regardless of any offer of alternate employment made to the Chairman by the Company or by any other prospective employer, whether accepted by the Chairman or not. The Chairman will not be required to mitigate any damages arising from this Agreement and any amounts and benefits to be provided to the Chairman hereunder shall not be reduced or set off against any amounts earned by the Chairman from alternate employment, including self-employment, or by other means.

27. Any payment other than for base salary made to the Chairman under this Agreement shall be made by way of a lump sum payment or, at the Chairman's option, in such other manner as he may direct, less deductions required by applicable law.

28. Where the context requires, the singular shall include the plural and the plural shall include the singular. Masculine pronouns shall be deemed to be read as feminine pronouns and vice versa. Words importing



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     persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

29. The division of this Agreement into paragraphs and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement," "hereof," "hereunder" and similar expressions refer to this Agreement only and not to any particular paragraph and include any agreement or instrument supplemental or ancillary to the Agreement. References herein to paragraphs are to paragraphs of this Agreement unless something in the subject matter or context is inconsistent therewith.

30.  All dollar amounts identified in this contract are in U.S. currency.

31. The parties' respective rights and obligations under paragraphs 19, 20, 21, 22, 23, 35 and 36 will survive any termination or expiration of this Agreement or the termination of the Chairman's employment for any reason whatsoever.

GOVERNING LAWS

32. This Agreement shall be governed by the laws of the Province of Ontario without giving effect to the principles of conflict of laws thereof. Each party to this Agreement hereby consents and submits himself or itself to the jurisdiction of the courts of the Province of Ontario for the purposes of any legal action or proceeding arising out of this Agreement.

SEVERABILITY

33. All terms and covenants contained in this Agreement are severable and in the event that any of them is held to be invalid by any competent court in the Province of Ontario, the invalid provision shall be deleted and the balance of this Agreement shall be interpreted as if such invalid clause or covenant were not contained herein.

CONTINUITY

34.

     a) This Agreement shall be binding upon and enure to the benefit of (i) the Chairman and his heirs, executors, administrators and legal representatives and (ii) the Company, its related corporations, affiliates, and associates, and any other entity or organization which shall succeed to substantially all or any distinct portion of the business, divisions or property of the Company or its related corporations, affiliates, and associates, whether by means of amalgamation, merger, consolidation, acquisition, and/or sale of all or part of the shares or assets of the Company or otherwise, including by operation of law or by succession to the business of AGI pursuant to a plan of reorganization approved by the U.S. Bankruptcy Court. In addition, the Company will require any such successor expressly to assume and agree, by written agreement, to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

     b) If the Chairman should die while any amount would still be payable to the Chairman hereunder if the Chairman had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of the Chairman or, if there is no such designee, to the estate of the Chairman.

LEGAL ADVICE



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35.  The Chairman acknowledges that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledges that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

36. The Company agrees to reimburse the Chairman for all reasonable legal expenses incurred in connection with any dispute involving the Chairman, the Company, its related corporations, affiliates, successors, or assigns, or any other third party, as between any of them, arising from the validity, interpretation, or enforcement of this Agreement or any of its terms, including all reasonable legal expenses incurred by the Chairman in respect of any action or actions commenced by the Chairman to obtain, enforce, or retain any right, benefit or payment provided for in this Agreement regardless of whether such expenses are incurred during the term of this Agreement or after; provided that, in regard to such matters, the Chairman has not acted in bad faith or with no colorable claim of success. However, the Company shall not be required to reimburse the Chairman for any legal costs or expenses in relation to any action commenced by the Company to enforce the confidentiality and non-competition provisions hereof and in respect of which in a court of competent jurisdiction the Company is the prevailing party for either preliminary or final remedy.

NOTICE

37. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

     TO THE CHAIRMAN:


     John S. Lacey
     18 Concorde Place, P.H. #7
     Don Mills, Ontario N3C 3T9

     TO THE COMPANY:

     Alderwoods Group Services Inc.
     11th Floor
     2225 Sheppard Avenue East
     Toronto. Ontario M2J 5B5

     Attention:  Senior Vice-President, Legal & Asset Management

     WITH A COPY TO:

     Alderwoods Group, Inc.
     311 Elm Street
     Suite 1000, First Floor
     Cincinnati, OH 45202

     Attention:  Senior Vice-President, Legal & Asset Management

     or such other address, individual or electronic communication as may be designated by notice given by either party to the other.

ADDITIONAL

38. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

39. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than (1) the parties to this Agreement, (2) any permitted assignees of the Company and the Chairman, and
     (3) AGI, as contemplated by paragraphs 7(b), 9, 13, 21, 22, 23 and 24, any rights or remedies under or by reason of this Agreement and AGI shall be a third party beneficiary of this Agreement.

IN WITNESS WHEREOF the Chairman has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date set forth on the first page of this Agreement.


                             ALDERWOODS GROUP SERVICES INC.



                             Per: /s/ Paul A. Houston
                                  --------------------------------
                                  Paul A. Houston
                                  President and Chief Executive Officer


Witness:

/s/ Bradley D. Stam               /s/ John S. Lacey
-----------------------           --------------------------------
                                  John S. Lacey

                                     ANNEX A


EXCISE TAX GROSS-UP PROCEDURAL PROVISIONS

1. Subject to the provisions of paragraph 5 of this Annex, all determinations required to be made under paragraph 19 of this Agreement and this Annex A, including whether an Excise Tax is payable by the Chairman and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Chairman and the amount of such Gross-Up Payment, if any, will be made by a U.S. nationally recognized accounting firm (the "National Firm") selected by the Chairman in his sole discretion. The Chairman will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Chairman within 30 calendar days after the date of his termination of employment, if applicable, and any such other time or times as may be requested by the Company or the Chairman. If the National Firm determines that any Excise Tax is payable by the Chairman, the Company will pay the required Gross-Up Payment to the Chairman within five business days after receipt of such determination and calculations with respect to any Payment to the Chairman. If the National Firm determines that no Excise Tax is payable by the Chairman with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Chairman with an opinion that the Chairman has substantial authority not to report any Excise Tax on his U. S. federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable
     U. S. state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph 5 of this Annex and the Chairman thereafter is required to make a payment of any Excise Tax, the Chairman will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Chairman as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Chairman within five business days after receipt of such determination and calculations.


2. The Company and the Chairman will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Chairman, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph 1 of this Annex. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Chairman.

3. The U.S. federal, state and local income or other tax returns filed by the Chairman will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Chairman. The Chairman will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the U.S. Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Chairman's federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Chairman will within five business days pay to the Company the amount of such reduction.

4. The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by paragraph 1 of this Annex will be borne by the Company. If such fees and expenses are initially paid by the Chairman, the Company will reimburse the Chairman the full amount of such fees and expenses within five business days after receipt from the Chairman of a statement therefor and reasonable evidence of his payment thereof.

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

5. The Chairman will notify the Company in writing of any claim by the U.S. Internal Revenue Service or any other U.S. taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Chairman actually receives notice of such claim and the Chairman will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Chairman). The Chairman will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Chairman in writing prior to the expiration of such period that it desires to contest such claim, the Chairman will:

          (A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

          (B) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (C) cooperate with the Company in good faith in order effectively to contest such claim; and

          (D) permit the Company to participate in any proceedings relating to such claim;

     PROVIDED, HOWEVER, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Chairman, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (PROVIDED, HOWEVER, that the Chairman may participate therein at his own cost and expense) and may, at its option, either direct the Chairman to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Chairman agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, HOWEVER, that if the Company directs the Chairman to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Chairman on an interest-free basis and will indemnify and hold the Chairman harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Chairman with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Chairman will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6. If, after the receipt by the Chairman of an amount advanced by the Company pursuant to paragraph 5 of this Annex, the Chairman receives any refund with respect to such claim, the Chairman will (subject to the Company's complying with the requirements of such paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Chairman of an amount advanced by the Company pursuant to paragraph 5 of this Annex, a determination is made that the Chairman is not entitled to any refund with respect to such claim and the Company does not notify the Chairman in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Chairman pursuant to paragraph 19 of this Agreement and this Annex A.























                                      A-3